Exhibit 10.14

AMENDED AND RESTATED SECURITIES TRANSFER AGREEMENT

This Amended and Restated Securities Transfer Agreement (this “Agreement”) is effective as of August 4, 2026 (“Effective Date”) by and between Elevation Group Sponsor LLC, a Delaware limited liability company (the “Transferor”) and Joseph Yankovich (the “Transferee”).

RECITALS

WHEREAS, the Transferor and Transferee executed a securities transfer agreement (the “Initial Agreement”) on August 4, 2026; and

WHEREAS, the parties desire to amend and restate in its entirety the Initial Agreement; and;

WHEREAS, in consideration of Transferee’s continued service (“Service”) on the Board of Directors and as Chief Financial Officer of Elevation Acquisition Group Inc., a Cayman Islands exempted company (the “Company”) the Transferor will transfer to Transferee 100,000 Class B ordinary shares, $0.0001 par value per share (the “Shares”) of the Company.

NOW, THEREFORE, the parties hereto, for good and valuable consideration which each party acknowledges the receipt of, hereby agree as follows:

1.	Transfer of the Securities.

For the sum of $0.004 per Share, the Transferor hereby agrees to transfer and the Transferee agrees to purchase the Shares as of the Effective Date.

2.	Representations and Warranties of the Transferor.

The Transferor represents and warrants that it has full legal capacity and authority to enter into the Agreement and to transfer the Shares to the Transferee hereunder, and is not bound by any agreement, instrument or governmental order prohibiting such transfer. The Transferor also represents that it is transferring such interests free and clear of all liens and encumbrances other than those created by the terms of the Company’s organizational documents or imposed by applicable federal and state securities laws.

3.	Representations and Warranties of the Transferee.

3.1. Transferee represents and warrants that he is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Transferee is capable of evaluating the merits and risks of his investment in the Transferor and the Company and has the capacity to protect his own interests. Transferee must bear the economic risk of this investment until the underlying shares are sold pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale. Transferee is able to bear the economic risks of an investment in the Shares and to afford a complete loss of Transferee’s investment in the Shares.

3.2. Transferee represents that he is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law.

3.3. The Transferee is purchasing the Shares solely for investment purposes, for the Transferee’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. The Transferee did not decide to enter into this Agreement as a result of any general solicitation or general adverting within the meaning of Rule 502 under the Securities Act.

4.	Forfeitures.

4.1 In the event that the (i) IPO does not close on or prior to December 31, 2026, or (ii) prior to the closing of the IPO, the Transferee’s Service is terminated (each a “Termination Event”), the Transferee agrees to immediately transfer back to the Transferor all Shares transferred under the terms of this Agreement. Such transfer shall be executed at the same consideration originally paid by the Transferee for the Shares. The Transferee further agrees to execute and deliver all necessary documentation and take all required actions to effectuate the transfer of the Shares back to the Transferor within five (5) business days of the Termination Event.

4.2 If a Termination Event has not occurred and the underwriters’ over-allotment option in connection with the IPO is not exercised in full by the applicable deadline, the Transferee agrees to forfeit, without consideration, the pro rata portion of the 16,760 Shares held by the Transferee. The forfeiture shall be calculated based on the percentage of the over-allotment option that remains unexercised, relative to the total size of the over-allotment option. For avoidance of doubt, the number of Shares to be forfeited shall be determined as follows:

Forfeiture Amount = 16,760 Shares Held by Transferee x (Unexercised Portion of Over-Allotment Option / Total Over-Allotment Option)

4.3 Any Shares forfeited pursuant to Section 4.2 shall be cancelled by the Company and shall no longer be outstanding or available for issuance. The Transferee acknowledges and agrees that this forfeiture obligation is automatic and non-contingent, and it shall apply regardless of any other agreements or circumstances related to the IPO.

5.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

6.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

7.	Governing Law.

This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principles.

8.	Venue and Jurisdiction.

Any action, suit or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the federal or state courts located in the County of New York, State of New York. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit or proceeding, and waives any objection based on improper venue or forum non conveniens with respect to any action, suit or proceeding brought in such courts. Each party further agrees that service of process, summons, notice or other document by registered mail to such party’s address set forth herein shall be effective service of process for any action, suit or proceeding brought in any such court.

9.	Modification.

This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto.

10.	Headings.

The headings in this Agreement are solely for convenience or reference and shall not affect its interpretation.

11.	Counterparts; Facsimile.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile or other electronic transmission, and any such executed facsimile or electronic copy shall be treated as an original.

[The balance of this page is intentionally left page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on September 1, 2026.

Transferor:

Elevation Group Sponsor, LLC

By:	/s/ Mikhail Gurevich
Mikhail Gurevich
Authorized Signatory

Transferee:

/s/ Joseph Yankovich
Name: Joseph Yankovich

Acknowledged, Consented to and Agreed To By:

Elevation Acquisition Group Inc.

By:	/s/ Anthony J. Sarkis
Anthony J. Sarkis
Chief Executive Officer

4